Exhibit 99.1

     WALTER INDUSTRIES, INC. SETS DISTRIBUTION RATIO FOR SPIN-OFF OF MUELLER
                      WATER PRODUCTS, INC. SERIES B SHARES

    TAMPA, Fla., Dec. 7 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE:
WLT) announced today that, in association with the previously announced spin-off of Mueller Water Products, Inc. (NYSE: MWA), Walter Industries' shareholders of record as of Dec. 6, 2006 would receive 1.6524432 shares of Mueller Water Products Series B common stock on Dec. 14, 2006.

    Only whole shares of Mueller Water Products Series B common stock will be delivered to shareholders. Fractional shares of Mueller Water Products Series B common stock will not be distributed. Instead, shareholders entitled to a fractional share of Mueller Water Products Series B common stock will receive a cash payment for their fractional share interest.

    About Walter Industries

    Walter Industries, Inc. is a diversified company with consolidated annual revenues of approximately $3.2 billion. The Company is a significant producer of high-quality metallurgical coal and natural gas for worldwide markets and is a leader in affordable homebuilding and financing. Walter Industries also is a majority shareholder of Mueller Water Products, a leading water infrastructure, flow control and water transmission products company. Including Mueller Water, the Company employs approximately 10,000 people. For more information about Walter Industries, please visit the Company Web site at http://www.walterind.com.

    Safe Harbor Statement

    Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material, labor, equipment and transportation costs and availability, geologic and weather conditions, changes in extraction costs and pricing in the Company's mining operations, changes in customer orders, pricing actions by the Company's competitors, changes in law, potential changes in the mortgage-backed capital market, and general changes in economic conditions. Those risks also include the timing of and ability to execute the spin-off of the Company's Mueller Water Products subsidiary and any other strategic action that may be pursued. Risks associated with forward-looking statements are more fully described in the Company's and Mueller's filings with the Securities and Exchange Commission. The Company assumes no duty to update its forward-looking statements as of any future date.

SOURCE  Walter Industries, Inc.
    -0-                             12/07/2006
    /CONTACT: Investors, Mark H. Tubb, Vice President - Investor Relations, +1-813-871-4027, or mtubb@walterind.com, or Media, Michael A. Monahan, Director
- Corporate Communications, +1-813-871-4132, or mmonahan@walterind.com, both of Walter Industries, Inc./
    /First Call Analyst: /
    /FCMN Contact: /
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20020429/FLM010LOGO-c
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    /Web site:  http://www.walterind.com/